Exhibit 10.17

January 16, 2024

Renee Gaeta
[private address]

VIA EMAIL
[private email address]

Dear Renee,

This offer supersedes all previous offers of employment.

On behalf of Shockwave Medical, Inc. (the “Company”), I am pleased to offer you an exempt position of Chief Financial Officer, beginning on February 5, 2024, subject to your appointment by the Company’s board of directors. You will receive an annual salary of $500,000.00 which will be paid bi-weekly in accordance with our normal payroll schedule. This position is exempt under California law, which means your annual compensation is intended to compensate you for all hours worked.

In addition to your base salary, you will also be entitled to participate in the Company’s Annual Bonus Plan (the “Bonus Plan”). Your target bonus under this plan is 60% of your base salary for the applicable bonus period and subject to the terms and conditions of the Bonus Plan. The Company reserves the right to modify or terminate (with or without replacement) any bonus scheme in place at the time.

Should you accept this offer and become an employee of the Company, it will be recommended to the administrator of the Company’s 2019 Equity Incentive Plan (the “Plan”) that you are granted an award of restricted stock units (RSUs) with a grant date value of $4,500,000.00. The number of shares will be determined at the time of the grant using the average closing price of the 10 trading days prior to grant. The New Hire RSUs shall vest into shares of the Company’s common stock. The RSUs will be granted under and subject to the terms and conditions of the Plan and the applicable Global RSU Award Agreement (the “RSU Agreement”). Twenty-five percent (25%) of the RSUs shall vest on the one (1) year anniversary of the vesting commencement date, with the remaining seventy-five percent (75%) vesting quarterly over the following thirty-six (36) months, subject to your continued employment with the Company through each such date. The vesting commencement date shall be February 5, 2024.

A copy of the Plan and RSU Agreement will be provided to you as soon as practicable after the grant date. In order to receive your grant, you will be required to accept and return the RSU Agreement provided to you by the Company in connection with this grant. Additionally, you will also be required to sign any other agreements or documents provided by the Company that may be required under applicable laws to receive RSUs and any shares under the Plan.

We are also pleased to offer you a one-time relocation bonus in the amount of $250,000.00, less applicable taxes and withholdings, to help cover your moving expenses associated with your move. This bonus will be paid within thirty (30) days of confirmation of your relocation to within fifty (50) miles of our Santa Clara location. If you voluntarily terminate employment with the Company for any reason, other than a Good Reason termination (as defined in the form of Separation Pay Agreement), within one year of employment, you will be responsible for reimbursing the Company for the gross amount of the entire relocation bonus.

In addition, full-time employees are eligible for various benefits in accordance with the Company’s policies and benefit plans. Among other things, these benefits currently include medical, dental, vision, paid time off, paid company holidays, life insurance and a 401(k) retirement plan. In addition, you will be covered by the Company’s form of Separation Pay Agreement and the Company’s form of Indemnification Agreement between the Company and its directors and executive officers. Additional information and details regarding employee benefits will be provided.

As an employee, you will be subject to all applicable employment standards and other policies of the Company. By signing this offer letter, you agree to review and uphold the Company’s rules of conduct, which are included in the Company’s Employee Handbook and the Company’s Code of Business Conduct and Ethics. Further, you commit to abide by all rules, standards, and policies of the Company, as adopted or amended from time to time.

You will be provided the Company’s At-Will Employment and Confidential Information and Invention Assignment Agreement (the “CIIA Agreement”) and the Employment Arbitration Agreement (the “Arbitration Agreement”). This offer is contingent on you signing these standard agreements. In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please plan to review the US Department of Justice Form I-9 and bring proper identification with you on your first day. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. If you are unsure as to whether you can work for the Company notwithstanding any agreements with prior employers, you must provide the Company with written permission from your former employer to work for the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that may interfere or conflict with your job performance or with your obligations to the Company, or which may influence your business judgment. During the Employment Term, you may engage in (i) charitable, civic, community, and trade activities, serve as a member of the board of directors of Candle Therapeutics, Inc., manage your passive personal investments, and (ii) subject to, in each case, express prior written approval by the Board, engage in other advisory activities, and serve on other boards of non-competing entities (such permitted activities or engagements, the “Outside Activities”); provided that, in each case, the Outside Activities do not materially interfere with your duties hereunder, violate the terms of this Employment Offer Letter or any other agreement to which Executive and the Company or its affiliates is a party, or present a business or fiduciary conflict of interest.

Your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, educational transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report as well as satisfactory completion of and responses to an officer questionnaire, as determined by the Company.

The Company and you agree that your employment with the Company can be terminated “at-will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at-will employment may not be modified by anyone on behalf of the Company except pursuant to a writing signed by the Chief Executive Officer. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice. However, the Company reserves the right to accept a resignation immediately or to accelerate the final date of employment. Upon leaving your employment with the Company, at any time and for any reason, you must return any Company property in your possession or control, including all confidential information, work, media or records, correspondence, memoranda, drawings, pictures, reports, and any physical evidence of any reports, analysis, designs, systems or programs, whether in written or electronic form, without keeping any copies thereof. Anything to the contrary notwithstanding, you shall be entitled to retain (i) personal papers and other materials of a personal nature, including a copy of your personal calendar, address and contacts information that is stored on an electronic database such as Outlook or similar program; provided, that such papers or materials do not include Confidential Information, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company which you received in your capacity as a participant, and (iv) limited Company books and records as required for any substantial bona fide estate or tax considerations pertaining to your employment, compensation, management incentive plan participation or transactions associated therewith.

This offer letter and the agreements referenced herein are the complete statement of the terms and conditions of your employment with the Company and supersede all prior agreements, understandings or representations between you and the Company.

Renee, we are confident the Company is well positioned in the medical technology marketplace and has tremendous potential. We feel that you can make a significant contribution and we look forward to welcoming you to Shock Nation! To indicate your acceptance of this offer, please sign and return this offer letter, no later than 5:00 p.m. Pacific Time on Wednesday, January 17, 2024.

Sincerely,
/s/ Doug Godshall
Doug Godshall
CEO

I have read, understand, and accept the offer of employment stated above:

/s/ RENEE GAETA

Name
RENEE GAETA

Date
01/16/24 | 19:49 CST